Exhibit 8(a)

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE

                                 August 25, 1997





   WPS Resources Corporation
   700 North Adams Street
   Green Bay, WI  54305

   Ladies and Gentlemen:

             You have requested our opinion as to material federal income tax consequences of the proposed merger of Upper Peninsula Energy Corporation ("UPEN") with and into WPS Resources Corporation ("WPS"), as more completely described below and in the Proxy Statement/Prospectus ("Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement/Prospectus.

        A.   Statement of Facts.

             WPS is a Wisconsin corporation established as the holding company for Wisconsin Public Service Corporation and certain nonutility subsidiaries. As of June 30, 1997, the outstanding shares of WPS capital stock consisted of 23,896,962 shares of Common Stock, $1.00 par value per share. Such shares are widely held and publicly traded.

             UPEN is a corporation organized under the laws of the State of Michigan as the holding company for Upper Peninsula Power Co. and certain nonutility subsidiaries. As of July 10, 1997, its outstanding shares consisted of 2,950,000 shares of Common Stock, no par value per share. Such shares are widely held and publicly traded.

             The Agreement and Plan of Merger, as supplemented, between WPS and UPEN (the "Merger Agreement") provides for the merger of UPEN with and into WPS in accordance with the laws of the States of Wisconsin and Michigan, with WPS being the surviving corporation. Pursuant to the Merger Agreement, each outstanding share of UPEN Common Stock will be converted into the right to receive nine-tenths (0.9) of a share of WPS Common Stock and, if applicable, WPS Rights under the WPS Rights Agreement.

        B.   Representations.

             The description in the Proxy Statement/Prospectus with respect to WPS under the headings "Certain Federal Income Tax Consequences" and our opinion as stated herein are based upon and subject to:

             1. The Merger being effected in the manner described in the Proxy Statement/Prospectus.

             2. The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement/Prospectus.

        C.   Opinions.

             Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

             1. The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. WPS and UPEN will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

             2. No gain or loss will be recognized to WPS pursuant to the Merger.

             3. No gain or loss will be recognized to the shareholders of WPS upon consummation of the Merger and their tax basis and holding period of the WPS Common Stock will not change.

        D.   Limitations.

             We express no opinion on the following matters:

             1. The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

             2. The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein; or

             3. The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Proxy
   Statement/Prospectus that constitutes part of the Registration Statement.

                                      Very truly yours,



                                      FOLEY & LARDNER